Exhibit 4.3
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
Confirmation of OTC Convertible Note Hedge

Date:	March 2, 2007

To:	Mylan Laboratories Inc. (“Counterparty”)

From:	JPMorgan Chase Bank, National Association, London Branch (“JPM”)

JPM Reference:	2725343
Dear Sir / Madam:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction entered into between Counterparty and JPM on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
     The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.
     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.
     The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that the provisions of the Indenture (as defined below) that are referred to herein will conform to the descriptions thereof in the Prospectus Supplement dated March 1, 2007 and the related Prospectus dated February 20, 2007 (collectively, the “Offer Document”) relating to the Reference Notes (as defined below). The parties agree that in
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority the event of any inconsistency between the Indenture and Offer Document, the parties will amend this Confirmation in good faith to preserve the intent of the parties.
     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 1, 2007

Effective Date:	The date of issuance of the Reference Notes.

Option Style:	Modified American, as described under “Settlement Terms” below.

Option Type:	Call

Seller:	JPM

Buyer:	Counterparty

Shares:	The shares of common stock, $0.50 par value, of Counterparty (Security Symbol: “MYL”) or such other securities or property into which the Reference Notes are convertible on the date of determination.

Premium:	$63,000,000

Premium Payment Date:	The date of issuance of the Reference Notes.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Reference Notes:	Counterparty’s 1.25% Senior Convertible Notes due 2012.

Applicable Portion:	50%. For the avoidance of doubt, the Calculation Agent shall, as it deems necessary, take into account the Applicable Portion in determining or calculating any delivery or payment obligations hereunder, whether upon a Conversion Date (as defined below) or otherwise.

Note Indenture:	The indenture, dated as of closing of the issuance of the Reference Notes, between Counterparty and The Bank of New York, as trustee relating to the Reference Notes, as the same may be amended, modified or supplemented, subject to the condition contained in paragraph (1) under “Amendment Event; Additional Termination Event”. Certain defined terms used herein have the meanings assigned to them in the Note Indenture.

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “conversion date” for any Reference Note pursuant to the terms of the Note Indenture (the principal amount of Reference Notes so converted, the “Conversion Amount” with respect to such Conversion Date) occurring before the Expiration Date.

If the Conversion Amount for any Conversion Date is less than the aggregate principal amount of Reference Notes then outstanding, then the terms of this Transaction shall continue to apply, subject to the terms and conditions set forth herein, with respect to the remaining outstanding principal amount of the Reference Notes.

Expiration Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:	The earliest of (i) the maturity date of the Reference Notes, (ii) the first day on which none of such Reference Notes remain outstanding, whether by virtue of conversion, issuer repurchase or otherwise and (iii) the occurrence of an Additional Termination Event and designation of an Early Termination Date hereunder in respect of the termination of the Transaction in whole but not in part.

Exercise Notice:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options hereunder, Buyer or the Trustee shall provide Seller with written notice prior to 5:00 p.m. New York City time on the Exchange Business Day prior to the first Trading Day in the Conversion Reference Period (both as defined in the Note Indenture) relating to the Reference Notes converted on the relevant Conversion Date of (i) the number of Reference Notes being converted on the relevant Conversion Date, (ii) the first Trading Day in the relevant Conversion Reference Period for the Reference Notes and (iii) if any, the applicable Cash Percentage (as defined in the Note Indenture); provided that with respect to Reference Notes converted during the period beginning on December 15, 2011 and ending on the third business day immediately preceding the Maturity Date (as defined in the Note Indenture) of the Reference Notes, the related Exercise Notice shall be delivered prior to 5:00 p.m. New York City time on the second business day immediately preceding such Maturity Date (as defined in the Note Indenture); and provided further that the delivery by Buyer of an Exercise Notice after the Conversion Reference Period has commenced but prior to the close of business on the fifth Trading Day of such Conversion Reference Period shall be effective, in which case the Settlement Method shall be Net Share Settlement but without regard to subsection (ii) of the definition of Net Share Settlement and subject to adjustments to the Net Share Settlement Amount as specified below. Notwithstanding the foregoing, in the event of delivery by Buyer of an Exercise Notice after the commencement of the Conversion Reference Period but prior to the close of business on the fifth Trading Day of such Conversion Reference Period, if Buyer notifies JPM of its desire for the Settlement Method to be Net Cash Settlement, JPM agrees to undertake commercially reasonable efforts to modify the terms of the Transaction to enable a Net Cash Settlement to be effected on commercially reasonable terms.

Seller’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

Address: JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik, Operations Analyst
EDG Corporate Marketing
Facsimile No.: +1 212 622 5814
Telephone No.: +1 212 622 8534

Settlement Terms:

Settlement Method:	Net Share Settlement or Net Cash Settlement consistent with Buyer’s election with respect to the Reference Notes converted on the applicable Conversion Date, provided that Net Share Settlement shall apply in the event that Buyer elects to deliver any Shares in connection with the applicable Conversion Date; and provided further that it shall be a condition for Buyer’s right to elect Net Cash Settlement or settlement pursuant to clause (ii) of Net Share Settlement that Buyer deliver to JPM with the related Exercise Notice a representation signed by Buyer that Buyer has publicly disclosed all material information necessary for Buyer to be able to purchase or sell Shares in compliance with applicable securities laws.

Settlement Date:	Subject to the delivery of an Exercise Notice to the Seller, the third (3rd) Exchange Business Day following the final Trading Day in the applicable Conversion Reference Period in respect of the relevant Conversion Date.

Net Share Settlement:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Seller shall deliver to Buyer on the related Settlement Date (i) a number of Shares equal to the related Net Share Settlement Amount, provided that in the event that the number of Shares calculated comprises any fractional Share, the number of Shares to be delivered shall be rounded up or down to the nearest integral number of Shares and (ii) (x) an amount in cash equal to the cash amount, if any, paid by Buyer in excess of the principal amount of the applicable Reference Notes for such Conversion Date under the Note Indenture multiplied by (y) the Applicable Portion, provided that the delivery obligation set forth in clause (i) and (ii) of this paragraph shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holders of the applicable Reference Notes as a result of any adjustments to the Conversion Rate resulting from a discretionary adjustment to the Conversion Rate by Counterparty. The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall apply to any delivery of Shares hereunder, provided that the Representation and Agreement in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws solely as a result of the fact that Buyer is the issuer of the Shares.

Net Cash Settlement:	In lieu of the obligations set forth in Section 8.1 of the Equity Definitions, on the Settlement Date Seller shall deliver to Buyer an amount in cash equal to the related Net Cash Settlement Amount.

Net Share Settlement Amount:	For each Conversion Date, the number of Shares equal to the Shares delivered by Buyer for such Conversion Date as required under the Note Indenture multiplied by the Applicable Portion, provided that if an Exercise Notice with respect to such Conversion Date has not been delivered to the Seller prior to the first Trading Day of the Conversion Reference Period applicable to such Conversion Date, the Net Share Settlement Amount for such Conversion Date shall be adjusted by the Calculation Agent to account for the consequences of the reduced number of Trading Days from the delivery of the Exercise Notice to the end of the applicable Conversion Reference Period with respect to such Conversion Date. No reduction of the Net Share Settlement Amount shall reduce the Net Share Settlement Amount below zero.

Net Cash Settlement Amount:	For each Conversion Date, an amount equal to the cash delivered by the Buyer in excess of the principal amount of the applicable Reference Notes for such Conversion Date as required under the Note Indenture multiplied by the

Applicable Portion, provided that such cash amount shall be determined excluding any cash that Counterparty is obligated to deliver to holders of the applicable Reference Notes as a result of any adjustments to the Conversion Rate resulting from a discretionary adjustment to the Conversion Rate by Counterparty.

Adjustments:

Method of Adjustment:	The terms of this Transaction shall be adjusted by the Calculation Agent in a manner consistent with adjustments of the Conversion Rate of the Reference Notes as provided in Section 4.06 of the Note Indenture; provided further (without limitation of the provisions set forth above under “Net Share Settlement” and “Net Cash Settlement Amount”) that no adjustment in respect of any Potential Adjustment Event or Extraordinary Event shall be made hereunder as a result of any adjustments to the Conversion Rate resulting from a discretionary adjustment to the Conversion Rate by Counterparty.

Potential Adjustment Event:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means the occurrence of an event or condition that would result in an adjustment of the Conversion Rate of the Reference Notes pursuant the Note Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.10(a) of the Note Indenture.

Consequences for Merger Events:

Share-for-Share:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Share-for-Other:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Share-for-Combined:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Tender Offer:	Applicable, entirely as set forth under “Consequences of Tender Offers” below. Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 4.06(e) of the Note Indenture.

Consequences of Tender Offers:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Nationalization, Insolvency and Delisting:	Cancellation and Payment (Calculation Agent Determination), provided Buyer shall determine whether payment shall be settled in cash or Shares. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors, including without limitation the

NASDAQ Global Market and NASDAQ Global Select Market); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver: Applicable. If there is inability in the market to deliver Shares due to illiquidity on a day that would have been a Settlement Date, then the Settlement Date shall be the first succeeding Exchange Business Day on which there is no such inability to deliver, but in no such event shall the Settlement Date be later than the date that is two (2) Exchange Business Days immediately following what would have been the Settlement Date but for such inability to deliver.

Insolvency Filing:	Applicable

Hedging Disruption Event:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Seller

Determining Party:	Seller

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
Additional Agreements, Representations and Covenants of Buyer, Etc.:
1.	Buyer hereby represents and warrants to Seller, on each day from the Trade Date to and including the earlier of (i) March 17, 2007 and (ii) the date by which Seller is able to initially complete a hedge of its position relating to this Transaction, that:

a.	it will effect (and cause any “affiliated purchaser” (as defined in Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to effect) any purchases, direct or indirect (including by means of any cash-settled or other derivative instrument), of Shares or any security convertible into or exchangeable or exercisable for Shares solely through Merrill Lynch International in a manner that would not cause any purchases by Seller of its hedge in connection with this Transaction not to comply with applicable securities laws; provided that this clause (a) shall not apply to any transactions in Shares effected directly between Buyer and its employees pursuant to an employee share incentive or benefit plan;

b.	it will not engage in, or be engaged in, any “distribution,” as such term is defined in Regulation M promulgated under the Exchange Act, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M (it being understood that Buyer makes no representation pursuant to this clause in respect of any action or inaction taken by Seller or any Underwriter of the Reference Notes); and

c.	Buyer has publicly disclosed all material information necessary for Buyer to be able to purchase or sell Shares in compliance with applicable federal securities laws.
2.	If Buyer would be obligated to pay cash (other than payment of the premium) to, or receive cash from, Seller pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph (2)) to elect to deliver or receive Shares in satisfaction of such payment obligation, then Buyer may elect (by giving notice to Seller no later than 8 a.m. New York time on the Exchange Business Day immediately following the date of occurrence of the event giving rise to such payment obligation) that such payment obligation shall be satisfied by the delivery of a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such other securities or property as a holder of Shares would be entitled to receive upon the consummation or closing of such Extraordinary Event) having a cash value equal to the amount of such payment obligation (such number or amount of Shares or other securities or property to be delivered to be determined by the Calculation Agent as the number of Shares or number or amount of such other securities or property that could be purchased or sold, as applicable, by Seller over a reasonable period of time for the cash equivalent of such payment obligation). Settlement relating to any delivery of Shares or other securities or property pursuant to this paragraph (2) shall occur within a reasonable period of time. Notwithstanding anything herein or in the Agreement to the contrary, the aggregate number of Shares that Counterparty may be required to deliver to JPM under this Transaction shall not exceed 12,263,103, as adjusted by Calculation Agent to account for any subdivision, stock-split, stock combination, reclassification or similar dilutive or anti-dilutive event with respect to the Shares
3.	Notwithstanding any provision in the Note Indenture, this Confirmation or the Agreement to the contrary, each of the “applicable Conversion Rate” (as such term is used in the Note Indenture), the Net Share Settlement Amount, the Net Cash Settlement Amount and any other amount computed hereunder by reference to the applicable Conversion Rate shall be determined without regard to any discretionary adjustment to the Conversion Rate by Counterparty.
4.	Notwithstanding Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, if, with respect to the Transaction contemplated hereunder, (A) an Early Termination Date with respect to any Event of Default or any Termination Event, (B) a Closing Date with respect to an event described in Section 12.6 of the Equity Definitions, or (C) a date as of which the Transaction is, or is deemed to have been, terminated or cancelled as a result of an applicable Additional Disruption Event (any such date, the “Relevant Date”) shall occur, then in lieu of any payments hereunder pursuant to Sections 6(d)(ii) and 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, as applicable, (if a calculation under such sections would otherwise be required) the Calculation Agent shall determine the number of Shares deliverable by JPM to Counterparty on the following basis and the following provisions shall apply:

(i) such Relevant Date shall be the sole Exercise Date hereunder and Automatic Exercise shall be applicable;

(ii) the Settlement Method shall be Net Share Settlement and the provisions set forth above under “Net Share Settlement” shall apply (but without regard to subsection (ii) thereof, or any right of the Counterparty to elect to deliver cash in lieu of Remaining Shares pursuant to the Note Indenture, or any requirement of Counterparty to deliver an Exercise Notice) as if a Conversion Date had occurred, the Conversion Amount were the aggregate principal amount of the Reference Notes then outstanding, and the Remaining Shares were equal to (X) the excess, if any, of (a) the VWAP Price on the Relevant Date multiplied by the applicable Conversion Rate over (b) $1,000; divided by (Y) the VWAP Price on the Relevant Date; provided that, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, Seller may deliver a number or amount of such other securities or property as a holder of the number of Shares that would otherwise be deliverable under this paragraph would be entitled to receive upon the consummation or closing of such Extraordinary Event. “VWAP Price” means, on any date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MYL.N <equity> VAP (or any successor thereto) in respect of the period from 9:45 a.m. to 3:45 p.m. (New York City time) on such date (or if such volume-weighted average price is unavailable, the market value of one Share (or, if applicable, the value per Share of the consideration paid or delivered to holders of Shares at the time of an Extraordinary Event) on such date, as determined by the Calculation Agent)[; provided that if the scheduled weekday closing time of the Exchange for any such date is later than 4:00 p.m. (without regard to after hours or any other trading outside of the regular trading session hours) the VWAP Price shall be calculated for such Valuation Date from 9:45 a.m. until 15 minutes prior to such later closing time of the Exchange];
(iii) the Seller shall deliver an additional number of Shares equal to the product of (X) the Applicable Portion, (Y) the number of Reference Notes each having principal value of $1,000 then outstanding and (Z) the applicable number of Shares (the “Scheduled Shares”) determined by reference to the table attached as Annex A hereto based on the date on which such Relevant Date occurs and the VWAP Price on such date;
(iv) with respect to the determination of Scheduled Shares, if the actual VWAP Price is between two VWAP Price amounts in the table or the Relevant Date is between two Relevant Dates in the table, the Scheduled Shares shall be determined by a straight-line interpolation between the number of Scheduled Shares set forth for the next higher and next lower VWAP Price amounts and the two nearest Relevant Dates, as applicable, based on a 365-day year; and
(v) with respect to any adjustment to the terms of the Transaction, the Calculation Agent, shall correspondingly adjust the Scheduled Shares and/or the VWAP Prices (each as set forth in the table in Annex A hereto) as of any date of such adjustments; provided, for the avoidance of doubt, that any such adjustments shall be made consistently with the applicable provisions of this Confirmation and the Equity Definitions.
(vi) the Settlement Date shall be the date that falls one Settlement Cycle following the Relevant Date.
5.	Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
6.	As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.
7.	The representations and warranties set forth in Section 1 of the Purchase Agreement (as defined below) are hereby deemed to be repeated to JPM as if set forth herein.

Amendment Event; Additional Termination Event:
1.	Amendment Event. Notwithstanding anything to the contrary herein, each Amendment Event (as defined below), if any, shall be disregarded for the purposes of determining the obligations of the parties hereunder, including the obligations of JPM to deliver Shares and/or cash. Accordingly, references to the “Note Indenture” herein shall be deemed to exclude any amendments to the Note Indenture that would have the effect of altering the obligations of the parties hereunder.

“Amendment Event” means that the Counterparty, without the prior consent of Seller, amends, modifies, supplements or obtains a waiver of (a) any term of the Note Indenture or the Reference Notes relating to the principal amount, coupon, maturity or repurchase obligation of the Counterparty, (b) any material term relating to conversion of the Reference Notes (including changes to the conversion price, conversion settlement dates or conversion conditions) or (c) any term that would require consent of the holders of 100% of the principal amount of the Reference Notes to amend.
The occurrence of the following shall be an Additional Termination Event for purposes of this Transaction:
2.	Repayment Event. If a Repayment Event (as defined below) occurs, JPM shall have the right to designate an Early Termination Date pursuant to Section 6(b) of the Agreement with respect to this Transaction to the extent of the principal amount of Reference Notes that cease to be outstanding as a result of such Repayment Event and, notwithstanding anything to the contrary herein, no payments shall be required under this Agreement in connection with such Repayment Event with respect to the principal amount of Reference Notes repurchased, repaid, exchanged or cancelled in connection with such Repayment Event.

“Repayment Event” means that (a) any Reference Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason other than as a result of or in connection with a conversion) by the Counterparty, (b) any Reference Notes are delivered to the Counterparty in exchange for delivery of any property or assets of the Counterparty or any of its subsidiaries (howsoever described), other than as a result of and in connection with a Conversion Date, (c) any principal of any of the Reference Notes is repaid prior to the Final Maturity Date (as defined in the Note Indenture) (whether following acceleration of the Reference Notes or otherwise), provided that no payments of cash made in respect of the conversion of a Reference Note shall be deemed a payment of principal under this clause (c), (d) any Reference Notes are exchanged by or for the benefit of the holders thereof for any other securities of the Counterparty or any of its Affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction or (e) any of the Reference Notes is surrendered by Counterparty to the trustee for cancellation, other than registration of a transfer of such Reference Notes or as a result of and in connection with a Conversion Date.
Staggered Settlement:
If Seller determines reasonably and in good faith that the number of Shares required to be delivered to Buyer hereunder on any Settlement Date would exceed 8.0% of all outstanding Shares, then Seller may, by notice to Buyer on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares comprising the related Net Share Settlement Amount on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
1.	in such notice, Seller will specify to Buyer the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than twenty (20) Trading Days following such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder among the Staggered Settlement Dates or delivery times;
2.	the aggregate number of Shares that Seller will deliver to Buyer hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Seller would otherwise be required to deliver on such Nominal Settlement Date; and

3.	the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Shares comprising the Net Share Settlement Amount will be allocated among such Staggered Settlement Dates or delivery times as specified by Seller in the notice referred to in clause (1) above.
Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Seller shall be entitled to deliver Shares to Buyer from time to time prior to the date on which Seller would be obligated to deliver them to Buyer pursuant to Net Share Settlement terms set forth above, and Buyer agrees to credit all such early deliveries against Seller’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Buyer’s obligations to Seller hereunder.
Disposition of Hedge Shares:
Seller shall conduct its hedging activities in connection with the Transaction in a manner that it believes, based on its reasonable judgment, will not require Counterparty to register under the Securities Act or any state securities laws the Shares (the “Hedge Shares”) acquired by Seller for the purpose of hedging its obligations pursuant to the Transaction. In addition, Counterparty hereby agrees that if, in the reasonable judgment of Seller based on advice of counsel, the Hedge Shares cannot be sold in the U.S. public market by Seller without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Seller to sell the Hedge Shares in a registered offering, use commercially reasonable efforts to make available to Seller an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (a) enter into an agreement, in form and substance satisfactory to Seller and Counterparty, substantially in the form of an underwriting agreement for a registered offering, (b) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (c) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Seller, (d) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (e) afford Seller a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities registered for resale; provided, however, that if Seller, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or (iii) of this Section shall apply at the election of Counterparty; (ii) in order to allow Seller to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers, in form and substance satisfactory to Seller and Counterparty, including reasonable and customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Seller, due diligence rights (for Seller or any designated buyer of the Hedge Shares from Seller), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Seller (in which case, the Calculation Agent acting in a commercially reasonable manner shall make any adjustments to the terms of the Transaction that it determines are necessary to reflect an appropriate discount from the public market price of the Shares due to the lack of liquidity thereof); or (iii) purchase the Hedge Shares from Seller at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Seller.
Repurchase Notices:
Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Seller a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). In the event that Counterparty fails to provide Seller with a Repurchase Notice on the day and in the manner specified in this section, then Counterparty agrees to indemnify and hold harmless Seller, its affiliates and their respective directors, officers, employees, agents and controlling persons (Seller and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable and documented expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Seller. Counterparty will not be liable under this Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from JPM’s gross negligence or willful misconduct. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of (a) the Applicable Portion, (b) the number of outstanding Reference Notes and (c) the number of Shares per Reference Note equal to the Conversion Rate (as defined in the Note Indenture) and (ii) the denominator of which is the number of Shares outstanding on such day.
Conversion Rate Adjustment Notices:
Counterparty shall provide to JPM written notice (such notice, a “Conversion Rate Adjustment Notice”) prior to consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), which Conversion Rate Adjustment Notice shall set forth the new, adjusted Conversion Rate after giving effect to such Conversion Rate Adjustment Event (the “New Conversion Rate”). Each Conversion Rate Adjustment Notice shall be delivered to JPM at or prior to the deadline contained in Section 4.09 of the Indenture for the related notices under the Indenture. In connection with the delivery of any Conversion Rate Adjustment Notice to JPM, (x) Counterparty shall, concurrently with or prior to such delivery, publicly announce and disclose the Conversion Rate Adjustment Event or (y) Counterparty shall, concurrently with such delivery, represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty or the Shares.

Compliance with Securities Laws:	Each party represents and agrees that, in connection with this Transaction and all related or contemporaneous sales and purchases of Shares by either party, Buyer, or in the case of Seller, the person(s) that directly influences the specific trading decisions of Seller, has complied and will comply with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations each thereunder, including, without limitation, Rules 10b-5, 10b-18 and 13e and Regulation M under the Exchange Act; provided that each party shall be entitled to rely conclusively on any information communicated by the other party concerning such other party’s market activities.

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, Buyer represents and warrants to Seller that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

Buyer further represents:

(a) Buyer is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(b) Buyer acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, Seller is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

Account Details:	Account for payments to Buyer:	Huntington National Bank
ABA#:
A/C Name: Mylan Laboratories Inc.
A/C: 01411114335

	Account for payment to Seller:	JPMorgan Chase Bank, National Association, New
York
ABA#: 021-000-021
FAO: JPMorgan Chase Bank, National Association -
London
A/C: 0010962009 CHASUS33

	Accounts for deliveries of Shares:	DTC 060

Bankruptcy Rights:	In the event of Buyer’s bankruptcy, Seller’s rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Seller’s rights with respect to any other claim arising from this Transaction prior to Buyer’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

Collateral:	None.

Transfer:	Buyer shall have the right to assign its rights and delegate its obligations hereunder with respect to any portion of this Transaction, subject to Seller’s consent, such consent not to be unreasonably withheld; provided that such assignment or transfer shall be subject to receipt by Seller of opinions and documents reasonably satisfactory to Seller and effected on terms reasonably satisfactory to the Seller with respect to any legal and regulatory requirements relevant to the Seller; provided further that Buyer shall not be released from its obligation to deliver any Exercise Notice or its obligations pursuant to “Disposition of Hedge Shares”, “Repurchase Notices” or “Conversion Rate Adjustment Notices” above, and Buyer shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Seller in connection with any such transfer or assignment.

Seller may, with Buyer’s consent (such consent not to be unreasonably withheld), transfer or assign all or any part of its rights or obligations under this Transaction to any third party, in order to transfer or assign a sufficient portion of this Transaction to reduce (i) Seller’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Buyer’s outstanding Shares or less or (ii) the Notice Percentage to 8.5% or less. If after Seller’s commercially reasonable efforts, Seller is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller (including without limitation where such inability of Seller is due to Buyer’s withholding of consent to such transfer or assignment), Seller may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 7.5% or (ii) the Notice Percentage following such partial termination will be equal to or less than 8.5%. In the event that Seller so designates an Early Termination Date with respect to a portion of this Transaction, the provisions set forth above under paragraph 4 of “Additional Agreements, Representations and Covenants of Buyer, Etc.” shall apply in lieu of Section 6(d)(ii) and 6(e) of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction but whose Applicable Portion was equal to the product of the Applicable Portion of this Transaction and the Terminated Portion and (ii) such Transaction were the only Terminated Transaction.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any Shares or other securities to or from Buyer, Seller may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Seller’s obligations in respect of this Transaction and any such designee may assume such obligations. Seller shall be discharged of its obligations to Buyer only to the extent of any such performance. In circumstances in which the foregoing provisions relating to Seller’s right to transfer or assign its rights or obligations under the Transaction are not applicable, Seller may transfer any of its rights or delegate its obligations under this Transaction with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

Right to Extend:	Seller may delay any Settlement Date or any other date of delivery by Seller, with respect to some or all of the Options hereunder, if Seller reasonably determines, in its discretion, that such extension is reasonably necessary to enable Seller to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if Seller were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.
Matters Relating to Agent:
Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPM (the “Agent” or “JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.
ISDA Master Agreement:
With respect to the Agreement, Seller and Counterparty each agree as follows:
“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.
The provisions of “Default under Specified Transaction” as set forth in Section 5(a)(v) of the Agreement shall not apply to JPM or Counterparty.

The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Seller and will not apply to Counterparty.
The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Seller and Counterparty.
The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Seller or to Counterparty.
Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second Method shall apply.
“Termination Currency” means USD.
Tax Representations.
(a)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.
(b)	Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:
(i)	Seller represents that it is a national banking association organized under the laws of the United States.

(ii)	Counterparty represents that it is a corporation incorporated in Pennsylvania.
Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:
(a)	Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

(b)	Other documents to be delivered:

Covered by
Party Required to			Section 3(d)
Deliver Document	Document Required to be Delivered	When Required	Representation
Counterparty and Seller	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before the Effective Date	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificates as Seller shall reasonably request	Upon or before the Effective Date	Yes

Counterparty	An opinion of counsel, dated as of the Effective Date and reasonably acceptable to JPM in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement	Upon or before the Effective Date	No

Additional Notice Requirements. Counterparty hereby agrees to promptly deliver to Seller a copy of all notices and other communications required or permitted to be given to the holders of any Reference Notes pursuant to the terms of the Note Indenture on the dates so required or permitted in the Note Indenture and all other notices given and other communications made by Counterparty in respect of the Reference Notes to holders of any Reference Notes. Counterparty further covenants to Seller that it shall promptly notify Seller of each Conversion Date, Amendment Event (including in such notice a detailed description of any such amendment) and Repayment Event (identifying in such notice the nature of such Repayment Event and the principal amount at maturity of Reference Notes being paid).
Addresses for Notices. For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to Seller for all purposes:

Address:	JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172

Attention: Eric Stefanik, Operations Analyst
EDG Corporate Marketing
Facsimile No.: +1 212 622 5814
Telephone No.: +1 212 622 8534
Address for notices or communications to Counterparty for all purposes:

Address:	1500 Corporate Drive, Canonsburg, PA 15317
Attention:	Edward J. Borkowski
Telephone No.:	724-514-1870
Facsimile No.:	724-514-1871
Process Agent. For the purpose of Section 13(c) of the Agreement, neither party appoints a Process Agent.
Multibranch Party. For the purpose of Section 10(c) of the Agreement: Counterparty is not a Multibranch Party. The Office of JPM for the Transaction is: London
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

Calculation Agent. The Calculation Agent is Seller. Upon the request of either party, the Calculation Agent (or, in the case of a determination made by a party (including a party acting as Hedging Party or Determining Party), such party) shall, no later than the 5th Business Day following such request, provide the parties with a statement showing, in reasonable detail, the computations (including any relevant quotations) by which it has determined any amount payable or deliverable under, or any adjustment to the terms of, this Transaction. All judgments, determinations and calculations hereunder by the Calculation Agent or by a party hereto shall be performed in good faith and in a commercially reasonable manner.
Credit Support Document.
Seller: Not Applicable.
Counterparty: Not Applicable.
Credit Support Provider.
With respect to Seller: Not Applicable.
With respect to Counterparty: Not Applicable.
Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.
Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:
Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.
Acknowledgements:
(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(b)	The parties hereto intend for:

(i)	Seller to be a “financial institution” as defined in Section 101 (22) of Title 11 of the United States Code (the “Bankruptcy Code”) and this Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101 (53C) of the Bankruptcy Code, qualifying for the protections of, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code;

(ii)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.
Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to the Transaction.”
Disclosure. Each party hereby acknowledges and agrees that Seller has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Seller) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.
Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.
[Signatures follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

J.P. MORGAN SECURITIES INC., as agent for JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Santosh Sreenivasan

Name:	Santosh Sreenivasan
Title:	Executive Director
Confirmed as of the date first above written:
MYLAN LABORATORIES INC.

By:	/s/ Edward J. Borkowski

Name:	Edward J. Borkowski
Title:	Chief Financial Officer
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

Annex A

			Time Value per Bond Hedge - Net Additional Shares per Bond
VWAP	1-Sep-	1-Mar-	1-Sep-	1-Mar-	1-Sep-	1-Mar-	1-Sep-	1-Mar-	1-Sep-	15-Mar-
Price	07	08	08	09	09	10	10	11	11	12
$15.00	11.877	10.733	9.546	8.255	6.910	5.439	3.901	2.247	0.674	0.000
$19.50	15.999	14.879	13.702	12.399	11.012	9.441	7.709	5.650	3.153	0.000
$22.43	18.279	17.211	16.086	14.838	13.504	11.985	10.297	8.257	5.693	0.000
$22.50	18.185	17.118	15.995	14.749	13.417	11.900	10.214	8.176	5.615	0.000
$25.00	15.461	14.448	13.382	12.199	10.937	9.500	7.907	5.989	3.613	0.000
$27.50	13.365	12.409	11.404	10.290	9.107	7.764	6.288	4.534	2.440	0.000
$28.50	12.660	11.726	10.746	9.661	8.509	7.207	5.779	4.095	2.122	0.000
$30.00	11.717	10.817	9.873	8.830	7.727	6.484	5.131	3.553	1.759	0.000
$31.20	11.049	10.175	9.259	8.250	7.185	5.989	4.694	3.200	1.542	0.000
$35.00	9.324	8.528	7.699	6.790	5.840	4.784	3.665	2.413	1.122	0.000
$40.00	7.695	6.991	6.262	5.470	4.652	3.757	2.831	1.834	0.871	0.000
$45.00	6.531	5.905	5.262	4.567	3.859	3.094	2.320	1.506	0.743	0.000
$55.00	5.003	4.498	3.986	3.439	2.893	2.314	1.744	1.156	0.598	0.000
$65.00	4.056	3.639	3.219	2.775	2.336	1.876	1.427	0.962	0.505	0.000
$75.00	3.417	3.064	2.710	2.338	1.973	1.592	1.220	0.829	0.438	0.000
$85.00	2.958	2.652	2.348	2.029	1.717	1.390	1.070	0.731	0.386	0.000
$92.50	2.690	2.413	2.137	1.849	1.567	1.272	0.981	0.671	0.355	0.000
$100.00	2.468	2.215	1.963	1.700	1.443	1.173	0.907	0.621	0.328	0.000
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority